UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 12, 2021

PANAMERA HEALTHCARE CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-55569	46-5707326
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4180 Orchard Hill Drive, Edmond OK	73025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (405) 413-5735

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 Unregistered Sales of Securities.

On May 12, 2021 Panamera Healthcare Corporation (“Panamera” or the “Company”) closed on the sale of 21,220,000 shares of its restricted Common Stock (the “Shares”) at approximately $.01 p/share for a total purchase price of two hundred one thousand and no/100 dollars ($201,000.000). The Shares represent approximately fifty-four percent (54%) of the issued and outstanding shares of the Company’s Common Stock.

A copy of the Securities Purchase Agreement is attached hereto as Exhibit 99.1.

Item 5.01 Changes in Control of Registrant.

The purchase of the Shares set forth in Item 3.02 above resulted in a change of control of the Company, giving Mr. T. Benjamin Jennings a total of 23,220,000 shares, or 59%, of the issued and outstanding shares of the Company’s Common Stock.

Mr. Jennings used his personal funds on to acquire the shares resulting in the change of control of the Company.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The disclosures set forth in Item 5.01 above are incorporated by reference into this Item 5.02(a).

Effective May 12, 2021, shareholders representing seventy seven percent (77%) of the then issued and outstanding shares of the Company’s Common Stock by Waiver and Consent, elected T. Benjamin Jennings, Stanley F. Wilson and Christopher N. Barakat to Panamera’s Board of Directors to serve until the next annual meeting and/or such time as their successors are duly elected.

On May 14, 2021, the board of directors by unanimous written consent elected T. Benjamin Jennings Chairman of the Board and appointed him CEO and President and appointed Stanley F. Wilson as Secretary and General Counsel.

The business background descriptions of the newly appointed officers and directors are as follows:

T. BENJAMIN JENNINGS:

Currently serving as Chairman of the Board, CEO, and President of Panamera Healthcare Corporation. Mr. Jennings is a proven leader in environmental services, FMCG, real estate, innovative technology for healthcare systems, and investment banking. During his tenure as an investment banker, he developed an acumen for raising capital and creating meaningful value through hundreds of mergers and acquisitions and the integration of those businesses. Mr. Jennings was the lead investment banker for USA Waste during its growth from $8 million in revenue to in excess of $5 billion, which then merged with Waste Management to become the largest waste management company in the world. Mr. Jennings served as Executive Chairman, CEO, and Founder of Simms/Metal Management, (SGM:ASX) the largest publicly traded metal recycling company, with a current market cap of approximately $3.26 billion. Additionally, he was Executive Chairman and Chief Development Officer of Think Partnership, formerly CGI Holdings, an online marketing and SEO, which grew to a market cap of over $400 million. He was Chairman, CEO, and Chief Development Officer of Ceira Technologies, a leading software integration company, with revenue gains from $0 to over $40 million within two years. As Executive Chairman, CEO, and Founder of Chasm Industries, an electronics recycling and asset management enterprise, revenue reached more than $120 million within its first 18 months. In his “spare” time, Mr. Jennings enjoys spending time with his ever-growing family, mentoring youth, motivational speaking, philanthropy, and riding his ATV with sidekick Peppa the Potbelly Pig.

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STANLEY F WILSON: Mr. Wilson is corporate executive as well as an M&A securities attorney whose legal and business career has placed primary emphasis in business combinations involving small cap publicly traded companies across a wide range of industries including oil and gas; fuel trading, marketing and recycling; telecommunications; specialty finance, insurance and retail automotive. This specialization has taken many forms including numerous going-public transactions, serving as President and General Counsel to multiple publicly traded holding companies trading on NASDAQ, OTCBB and the Pink Sheets, as well as legal counsel to new car dealerships, general counsel to statewide automotive dealer associations, automotive trade association executive, and CEO of sub-prime automotive finance companies both public and privately held. Mr. Wilson has been an active member of the Nebraska State Bar Association since 1974, was appointed by the Governor as the acting Lancaster County Court Judge and served as The Staff Judge Advocate of the 67th Infantry Brigade of the Nebraska Army National Guard with the rank of Captain. Mr. Wilson is Of Counsel with the Tempe, Arizona law firm of Davis, Miles, McGuire Gardner, PLLC.

CHRISTOPHER N. BARAKAT: Mr. Barakat is an accomplished senior executive who helps companies shape ideas into revenue producing assets. Graduating Western Sydney University in Sport and Exercise Science, Mr. Barakat joined Pfizer, Device Technologies and Informa working in sales and management throughout Australia and Asia. In 2013, Mr. Barakat joined a start-up called HealthShare, where he created and managed 3 business units, while also acting as the Director of Business Development. He has been responsible for creating viable business ideas, commercial plans, managing teams and establishing cross product commercialization. In 2019, Mr. Barakat moved to Houston, Texas with his family, to launch a fit-for-purpose solution for health professionals to help address administrative burden. In 2020, Mr. Barakat established a partnership with the largest medical Point of Care advertising company in America as the go-to-market partner.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Document Description
99.1	Securities Purchase Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PANAMERA HEALTHCARE CORPORATION

/s/ T. Benjamin Jennings
T. Benjamin Jennings
President, Chief Executive Officer and Director

Date: May 18, 2021

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